EXHIBIT 10.22

Narrative Summary of American Consumers, Inc.
Director Compensation Arrangements

The following is a description of the current director compensation arrangements for American Consumers, Inc. (the “Company”).

During fiscal 2009, all Company directors (including both employee and non-employee directors) received cash payments of $300.00 per month for service as directors, plus reimbursement for reasonable expenses incurred in attending meetings of the Board of Directors and any Board committee on which a director serves (applicable only to certain non-employee directors who must travel to attend such meetings).  Directors who are members of the Audit Committee and the Compensation Committee of the Board of Directors do not receive any additional compensation for such committee service.

The Board of Directors of the Company, acting upon the recommendations of management and the Board’s Compensation Committee, voted on July 30, 2009 to make the following changes to the director compensation arrangements described above:

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Effective September 1, 2009, the directors’ compensation will increase to $325 per month, plus reimbursement for reasonable expenses incurred in attendance at meetings (applicable only to certain non-employee directors who must travel to attend such meetings).  As in prior years, directors who are members of the Audit Committee and the Compensation Committee of the Board of Directors will not receive additional compensation for such committee service.

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Additionally, director Paul R. Cook, who also serves as ACI’s Executive Vice President and Chief Financial Officer (the Company’s principal financial officer), was eligible in fiscal 2009 and prior fiscal years to receive a discretionary cash bonus equal to the fixed percentage (4%) of the Company’s net income before taxes for such year.  For fiscal 2010, Mr. Cook will be eligible to receive a discretionary cash bonus equal to five percent (5%) of the Company’s net income before taxes for such year.

The amount of any bonus ultimately paid to Company officers will be determined in the discretion of the Compensation Committee.  In the usual case, if the Company is profitable bonuses will be paid at the targeted levels.  As reported in the Company’s proxy statement for its 2009 Annual Meeting of Shareholders, Mr. Cook was paid a bonus in the amount of $2,983 with respect the Company’s performance in fiscal 2009.